ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333- 156695

Dated July 21, 2011

ETRACS EIPO and EIPL

Are you looking for a way to capitalize on a portfolio of recently listed Internet-related companies?	More information

Announcing two new ETRACS ETNs (“EIPO” and “ EIPL”) providing exposure to the performance of the UBS Internet IPO Index.	▶ Factsheet ▶ Prospectus

Questions? Contact us
These new ETRACS ETNs provide investors with either unleveraged or leveraged exposure to a portfolio of recently listed Internet-related companies by way of a single exchange traded security, EIPO or EIPL, respectively.	Tel: +1-800-ETRACS-5 etracs@ubs.com

Twenty social networking, Internet software and Internet services stocks initially comprise the Index, representing the latest generation of Internet-related stocks.

Top 10 Holdings

LinkedIn Corporation	LNKD	10.00%

HomeAway Inc.	AWAY	10.00%

Yandex NV	YNDX	10.00%

Rackspace Hosting, Inc.	RAX	10.00%

Pandora Media Inc.	P	9.57%

Renren, Inc.-ADR	RENN	9.20%

OpenTable, Inc.	OPEN	6.48%

Ancestry.com, Inc.	ACOM	5.97%

SouFun Holdings Ltd.-ADR	SFUN	3.44%

Demand Media, Inc.	DMD	3.39%

Source: Standard & Poor’s, as of July 7, 2011

Innovative Index construction allows for the addition of new Index Constituents within weeks after their initial public offering (IPO), while a monthly index rebalancing feature and a 3-year age limit ensure that Index Constituents remain up-to-date and relevant.

To find out more, click on the links to the right or email ETRACS with your questions.

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “ Risk Factors” in the prospectus supplement for the ETRACS ETNs.

www.etracs.com

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/)

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

The UBS Internet IPO Index is the exclusive property of UBS. UBS has contracted with Standard & Poor’s to maintain and calculate the index. S&P shall have no liability for any errors or omissions in calculating the Index.

This material is for distribution only under such circumstances as may be permitted by applicable law. It has no regard to the specific investment objectives, financial situation or particular needs of any recipient. It is for information purposes only and should not be construed as an offer, recommendation or solicitation to conclude a transaction and should not be treated as giving investment advice.

UBS Securities LLC (the “Index Sponsor”) makes no representation or warranty, express or implied, regarding the appropriateness of investing in products referenced to the UBS Internet IPO Index (“Index”), securities or other financial products in general or of the ability of the Index to track the market performance of internet companies or the equity markets or other financial markets in general. Other than determining the initial Index methodology, the Index Sponsor has no discretion in determining the constituents of the Index and any amendment thereto, and the Index Sponsor has no obligation to consider the needs of any counterparties or investors that have products referenced to the Index. The Index Sponsor has all proprietary rights with respect to the Index. Any third party product based on or in relation to the Index (“Product”) may only be issued upon the prior written approval of the Index Sponsor and upon the execution of a license agreement between the Index Sponsor and the party intending to launch a Product. In no way does the Index Sponsor, endorse or have any other involvement in the issue and offering of a Product. The Index Sponsor makes no representation or warranty, express or implied, to the holders of the Products or any member of the public regarding the advisability of investing in the Product or other financial products generally or in securities particularly, or as to results to be obtained from the use of the Index or from the Product. Past performance of the Index is not necessarily indicative of future results.

NEITHER THE INDEX SPONSOR NOR UBS GUARANTEES THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN. NEITHER THE INDEX SPONSOR NOR UBS SHALL HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). NEITHER THE INDEX SPONSOR NOR UBS MAKES ANY EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, IN NO EVENT SHALL THE INDEX SPONSOR OR UBS AG HAVE ANY LIABILITY FOR ANY LOST PROFITS OR PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

© UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. Other marks may be trademarks of their respective owners. All rights reserved.

In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC.

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